EXHIBIT 10.5
BLUELINX HOLDINGS INC.
2021 LONG-TERM INCENTIVE PLAN
2026 TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
###PARTICIPANT_NAME###
Number of Shares Subject to Award: ###TOTAL_AWARDS###
Grant Date: ###GRANT_DATE###
Pursuant to the BlueLinx Holdings Inc. 2021 Long-Term Incentive Plan (the “Plan”), BlueLinx Holdings Inc., a Delaware corporation (the “Company”), has granted the above-named participant (“Participant”) Restricted Stock Units (the “RSUs” or the “Award”) entitling Participant to receive such number of shares of Company common stock (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (this “Agreement”) and the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.
1.    Grant Date. The Company granted the Award to Participant on the Grant Date set forth above (the “Grant Date”).
2.    Vesting.
(a)    Cliff Vesting. Except as provided in subsection (c) below, if Participant remains employed by the Company, the RSUs and the right to the Shares shall vest with respect to one hundred percent (100%) of the Shares subject to the Award (rounded up to the nearest whole Share, as necessary) on the third anniversary of the Grant Date (the “Vesting Date”).
(b)    Hold Period. Participant will not be permitted to sell, transfer, pledge, or assign the Shares for a period of two (2) years from the Vesting Date. Notwithstanding the foregoing, this subsection (b) shall no longer apply (1) following the effective date of Participant’s termination of employment from the Company for any reason whatsoever, or (2) upon a Change in Control.
(c)    Change in Control.
(i)    Upon a Change in Control, if the surviving entity in such Change in Control does not assume or replace the Award, then the Award shall become fully vested and nonforfeitable and subject to settlement and transfer of Shares under Section 4 as of the effective date of the Change in Control.
(ii)     If the surviving entity in the Change in Control assumes or replaces the Award, and Participant’s employment is subsequently terminated by the Company (or its successor in the Change in Control) other than for Cause (as defined in Participant’s then-current written employment agreement, or if no such agreement exists, in any applicable policy or plan of the Company in effect immediately prior to the effective date of the Change in Control), or Participant’s employment is subsequently terminated by Participant for Good Reason (as defined in Participant’s then-current written employment agreement, or if no such agreement exists, in any applicable policy or plan of the Company in effect prior to the effective date of the Change in Control), in either case within twenty-four (24) calendar months following the effective date of the Change in Control, then the assumed or replaced Award shall become fully vested and nonforfeitable and subject to settlement and transfer under Section 4 as of the date of such termination of employment. If Participant is not a party to a written employment agreement or covered by a policy or plan of the Company that contains a definition of Cause and is in effect immediately prior to the effective date of a Change in Control, then the accelerated vesting described above for a termination of employment for other than for Cause does not apply to Participant. Similarly, if Participant is not a party to a written employment agreement or covered by a policy or plan of the Company that contains a definition of Good Reason and is in effect immediately prior to the effective date of a Change in Control, then the accelerated vesting described above for a termination of employment by Participant for Good Reason does not apply to Participant.
3.    Forfeiture of RSUs.
(a)    Termination of Employment. Prior to the Vesting Date, except as otherwise provided herein, any unvested RSUs shall be immediately forfeited upon Participant’s termination of employment with the Company for any reason whatsoever; provided, that the Committee reserves the right, in its sole discretion, to waive or amend this provision, in whole or in part. For purposes of this Agreement, employment with any Subsidiary of the Company shall be considered employment with the Company and a termination of employment shall mean a termination of employment with the Company and each Subsidiary by which Participant is employed. Upon the effective date of a Change in Control, all references in this Agreement to employment with the Company shall be deemed to include employment with the surviving entity in such Change in Control and its subsidiaries, and any transfer of employment from the Company or any Subsidiary to the surviving entity in such Change in Control or any of its subsidiaries shall not constitute a termination of employment or otherwise interrupt Participant’s continuous employment for purposes of this Agreement.
(b)    Restrictive Covenants. If Participant breaches or otherwise fails to comply with such restrictive covenants agreement, the terms of Section 13 below, or any other non-compete, non-solicitation or similar agreement with the Company or a Subsidiary, in addition to all rights the Company or its Subsidiary has under such agreement, at law or in equity, RSUs that have not become vested and settled before such breach or failure to comply shall expire at that time, shall not become vested or settled after such time and shall be forfeited at such time without any payment therefor.
4.    Transfer of Vested Shares. Stock certificates (or appropriate evidence of ownership including certificateless book-entry issuance) for Shares representing vested RSUs, if any (less any Shares representing vested RSUs that were previously delivered to Participant), will be delivered to Participant (or, if permitted by the Company in its sole discretion, to a party designated by Participant) on or as soon as practicable after (but no later than 30 days after) the Vesting Date, the date of a Change in Control, and the date of Participant’s termination of employment (subject, as applicable, to delay under Section 22). Any Shares issued to Participant will not be subject to any restrictions under this Agreement but may be subject to certain restrictions under applicable securities laws.
5.    Non-Transferability of Award. The RSUs and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan). Any attempt to do so contrary to the provisions hereof shall be null and void.
6.    Conditions to Issuance of Shares. The Shares deliverable to Participant hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable.
7.    No Rights as Stockholder. Participant shall not have voting, dividend or any other rights as a stockholder of the Company with respect to the unvested Shares subject to the RSUs. Upon settlement of the Award into Shares, Participant will obtain full voting and other rights as a stockholder of the Company with respect to such Shares.
8.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
9.    Fractional Shares. Fractional shares will not be issued, and when any provision of this Agreement otherwise would entitle Participant to receive a fractional share, that fraction will be disregarded.
10.    Adjustments in Capital Structure. In the event of a change in corporate capitalization as described in Sections 4.3 and 18.2 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Award. The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.
11.    Taxes.
(a)    Withholding. Upon the vesting and delivery of Shares subject to this Award, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the employing Subsidiary to withhold all applicable federal, state and local income and employment taxes (“Tax Withholding Amounts”) payable with respect to this Award from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Subsidiary or from proceeds of the sale of Shares. For any payment made to Participant in Shares hereunder, generally the Company will satisfy such tax obligations by withholding and cancelling a number of Shares having a market value on the date the tax is to be determined sufficient to satisfy the Tax Withholding Amounts, provided that the amount to be withheld may not exceed the tax withholding obligations associated with the Award to the extent needed for the Company to treat the Award as an equity award for accounting purposes and to comply with applicable tax withholding laws. The Company will withhold the whole number of Shares sufficient to satisfy the Tax Withholding Amounts and will make a cash payment to Participant for the difference between the market value of the Shares withheld and the Tax Withholding Amounts on the payment date specified in Section 4 above (but if this would cause adverse accounting treatment to the Company then the Company will withhold one fewer Share and Participant must pay cash to the Company in an amount equal to any withholding due in excess of the market value of the Shares withheld). Participant may elect to pay applicable Tax Withholding Amounts by check rather than by Share withholding as described above. The Company will deduct all applicable Tax Withholding Amounts from any payment made to Participant in cash hereunder.
(b)    Participant Responsibility. Participant acknowledges and agrees that the ultimate liability for all taxes legally due by him or her is and remains Participant’s responsibility and that the Company and/or the Subsidiary: (i) make no representations nor undertakings regarding the treatment of any taxes in connection with any aspect of this Award, including the grant or vesting of the Shares subject to this Award or the subsequent sale of Shares acquired pursuant to such vesting; and (ii) do not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for taxes. In addition, Participant shall pay the Company or the Subsidiary any amount of Tax Withholding Amounts that the Company or the Subsidiary may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax Withholding Amounts.
12.    Confidential Information. Participant acknowledges that Participant developed and/or obtained or have had and will in the future continue to have access to Company Confidential Information or trade secrets. The phrase “Confidential Information” means the Company’s data, or information, without regard to form, related to the business of the Company, regardless of whether the data or information constitutes a trade secret, disclosed to the Participant or learned by the Participant as a consequence of Participant’s relationship with the Company, that is valuable to the Company, is not generally known to the Company’s competitors and which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data and similar information. Confidential Information does not include data or information that has been voluntarily disclosed by the Company to the public (except where such public disclosure has been made by Participant without the Company’s authorization), that has been independently developed and disclosed by others, or that has otherwise entered the public domain through lawful means.
13.    Restrictive Covenants.
(a)    Non-Competition. In consideration for this Award from the Company, and the promise of continued and future access to Confidential Information, as defined in this Agreement, Participant agrees that during Participant’s employment with the Company, and for two (2) years thereafter, Participant will not engage in, provide, or perform Competitive Services within the geographic area or any other geographic area where Participant worked on behalf of the Company during the two (2) years preceding the termination of Participant’s employment from the Company. For purposes of this Agreement, “Competitive Services” means providing or offering products or services of the type conducted, authorized, offered, or provided by the Company as of the date of Participant’s termination, or during the two (2) years immediately prior to the date of Participant’s termination from employment, including without limitation, the wholesale distribution of building products. Except as set forth herein, this Section 13 is not intended to prevent Participant from engaging in any activity that is not substantially the same as or competitive with the Company.
(b)    Non-Solicitation. During Participant’s employment with the Company, and for two (2) years immediately thereafter, Participant shall not, on Participant’s own behalf, or on behalf of any other person or entity, solicit, divert, take away, induce or attempt to solicit, divert, take away, induce any customer or actively sought prospective customer or vendor of the Company, with whom the Participant had material contact during the last twelve (12) months of Participant’s employment with Company, for the purpose of offering, providing or procuring products or services that are competitive with those products or services offered, provided or procured by the Company within two (2) years prior to the termination of Participant’s employment with the Company.
(c) Law Specific Limitations. Section 13(a) is subject to the following limitations or agreements for Participants based on the specific instances listed below.
(i) Prospective federal law may limit the applicability and enforceability of Section 13 (a) to those who are determined to be a “Senior Executive.” To the extent that this law becomes enacted and enforceable, Section 13 (a) will only apply to those Participants who meet the definition of a “Senior Executive.”
(ii) Subject to Section 13 (c)(i) above, specific States listed below limit the applicability and enforceability of Section 13(a). The Company agrees to these limitations solely for the purpose of compliance with each State’s laws. If Participant’s employment with the Company is not based in the following States, Participant agrees that Section 13(a) applies in full.
For Participants based in Colorado, Section 13(a) does not apply to unless Participant’s annualized cash compensation from the Company is at least $130,014 in 2026. Section 13(a) still only restricts Participant from engaging in any activity for Competitive Services (as defined above) in which the use, disclosure, or misappropriation of Confidential Information Participant had access to or obtained during Participant’s employment with the Company which may provide the Competitive Services with a competitive advantage against the Company, and/or otherwise cause harm to the Company.
For Participants based in the District of Columbia, Section 13(a) does not apply to unless Participant is reasonably expected to earn in a consecutive 12-month period or have earned in the preceding 12-month period, compensation greater than or equal to $162,164.
For Participants based in Louisiana, Participant agrees that the Company operates throughout the State of Louisiana, and that Section 13(a) therefore applies in every parish and municipality in the State.
For Participants based in the State of Washington, Section 13(a) does not apply unless Participant’s annual earnings from the Company exceed $126,858.83 in

2026; provided, however, that effective June 30, 2027, Section 13(a) shall be void and unenforceable as to Participants based in the State of Washington, regardless of Participant’s annual earnings from the Company. In addition, for Participants based in the State of Washington, effective June 30, 2027: (1) no forfeiture under Section 3(b) shall apply as a consequence of Participant engaging in competition or breaching Section 13(a), provided that this limitation does not affect forfeiture arising from breach of Section 13(b), the confidentiality obligations in Section 12, or any covenant protecting trade secrets or Confidential Information; and (2) Section 13(b) shall apply only to solicitation of a current or prospective customer, patient, or client with whom Participant established or substantially developed a direct relationship through Participant’s work for the Company, shall not apply to vendors, and shall not be construed to directly or indirectly prohibit the acceptance or transaction of business with a customer.
14.    Participant Acknowledgments and Agreements. By accepting the grant of this Award, Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (b) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and the Committee; (d) Participant’s participation in the Plan shall not create a right of future employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (e) Participant is participating voluntarily in the Plan; (f) this Award is an extraordinary item that is outside the scope of Participant’s employment contract, if any; (g) this Award is not part of Participant’s normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (h) in the event Participant is not an employee of the Company, this Award will not be interpreted to form an employment contract or relationship with the Company; (i) the value of the Shares may increase or decrease in value and the future value of the underlying Shares cannot be predicted; and (j) except as otherwise set forth herein, in the event of any termination of employment (whether or not in breach of local labor laws), Participant’s right to vest in the Award and receive any Shares will terminate effective as of the date that Participant is no longer employed and will not be extended by any notice period mandated under local statute, contract or common law; the Committee shall have the exclusive discretion to determine when Participant is no longer employed for purposes of this Award.
15.    Plan Information. By signing or acknowledging this Agreement as specified below, Participant agrees to be bound by the Plan and to receive copies of the Plan, the Plan prospectus and other Plan information from the Company’s intranet and shareholder information, including copies of any annual report, proxy statement, Form 10-K, Form 10-Q, Form 8-K and other information filed with the SEC, from the investor relations section of the Company’s website at www.BlueLinxCo.com. Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company’s Corporate Secretary.

16. Injunctive Relief. Participant agrees that the restraints contained in Section (13) are, in consideration for, and necessary for the protection of the goodwill, Confidential Information, and other legitimate interests of the Company; that each and every restraint is reasonable in respect to subject matter, length of time and geographic area, to the extent they apply in the geographic area in which Participant’s employment with the Company is based; and that these restraints, neither individually nor in the aggregate, will prevent Participant from obtaining other suitable employment during the period in which Participant is bound by such restraints. Participant further acknowledges that, if Participant breaches the covenants contained in Section 13, the damage to the Company would be irreparable. Participant therefore agrees that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Section 17 below, shall be entitled to injunctive relief against Participant’s breach or threaten breach of said covenants, to the extent they apply, in the Geographic Area. Participant and the Company further agree, in the event that any one or more of the provisions of Section 13 shall be determined by a court of competent jurisdiction to be unenforceable by reason of it being overly broad, such provision shall be modified by such court to the extent necessary to permit its enforcement to the maximum extent permitted by law.
17.    Clawback Policy. This Award shall be subject to: (a) the terms and conditions of any applicable policy of recoupment or recovery of compensation adopted by the Company from time to time (as such policy may be amended), including but not limited to Policy on “Recovery of Erroneously Awarded Incentive-Based Compensation” as adopted effective November 15, 2023, and as it may be amended or replaced from time to time; (b) terms and conditions regarding recoupment or recovery of compensation in any agreement between the Company or any Subsidiary and Participant; and (c) the requirements of any applicable law or regulation with respect to the recoupment or recovery of incentive compensation. Participant hereby agrees to be bound by the requirements of this Section 17. The recoupment or recovery of any portion of the Award (or vested Shares) that is permitted by any such policy, agreement, law or regulation may be made by the Company or the Subsidiary that employed Participant.
18.    Complete Agreement. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant, oral or written, with respect to the subject matter hereof. The terms of this Agreement control over any contrary provision in Participant’s employment agreement with the Company or in any severance plan or other agreement that applies to Participant. If Participant is a party to an employment agreement or severance plan or agreement with the Company and such plan or agreement includes one or more provisions that specifically applies to equity awards such as this Award, such provisions of such plan or agreement are hereby superseded and shall not apply to this Award. Acceptance of this Agreement shall be deemed an amendment or modification of such other plan or agreement solely with respect to this Award. If provisions of the Plan and this Agreement conflict, the Plan provisions will govern.
19.    Modification of Agreement. No provision of this Agreement may be materially amended or waived unless agreed to in writing and signed by the Committee (or its designee). Any such amendment to this Agreement that is materially adverse to Participant shall not be effective unless and until Participant consents, in writing, to such amendment (provided that any amendment that is required to comply with Section 409A shall be effective without consent unless Participant expressly denies consent to such amendment in writing). The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Company has under this Agreement.
20.    Participant Bound by Plan; Successors. Participant acknowledges receiving, or being provided with access to, a prospectus describing the material terms of the Plan, and agrees to be bound by all the terms and conditions of the Plan. Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.
21.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
22.    Section 409A.
(a)    General. It is intended that payments under this Agreement will not be considered nonqualified deferred compensation subject to Section 409A and that such payments will satisfy the exemption from Section 409A for “short-term deferrals.” Notwithstanding the foregoing, to the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Section 409A, (i) this Agreement and the payments hereunder will be administered and interpreted to comply with Section 409A and the Department of Treasury regulations and other guidance thereunder, (ii) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by Participant’s termination of employment shall be deemed to provide for payment that is triggered only by Participant’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (iii) if Participant is a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of Participant’s Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to Participant six months following the date of such Section 409A Separation from Service (provided, however, that if Participant dies after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of Participant’s death); and (iv) to the extent necessary to comply with Code Section 409A, if a Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A and the Treasury Regulations thereunder, the right to the Shares subject to the Award shall vest and be nonforfeitable as of the date of the Change in Control as specified in Section 2(b) above but the settlement and transfer of the Shares (or cash in lieu of Shares) under Section 4 shall not occur until the Vesting Date or a qualifying termination of employment following the Change in Control, subject to delay as provided in clause (iii) above. For purposes of Section 409A, each payment under this Agreement shall be treated as a separate payment.
(b)    No Company Representation. Notwithstanding the foregoing, the Company makes no representation to Participant that the Award and any Shares issued pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.
23.    Consent for Accumulation and Transfer of Data. Participant consents to the accumulation and transfer of data concerning him or her and the Award to and from the Company (and its Subsidiaries) and such other agent as may administer the Plan on behalf of the Company from time to time. In addition, Participant understands that the Company and its Subsidiaries hold certain personal information about Participant, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all grants or awards, vested, unvested, or expired (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data includes but is not limited to information described above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby provides explicit consent to the Company and its Subsidiaries to process any such personal data and sensitive personal data. Participant also hereby provides explicit consent to the Company and its Subsidiaries to transfer any such personal data and sensitive personal data outside the country in which Participant is employed, and to the United States or other jurisdictions. The legal persons for whom such personal data are intended are the Company and its Subsidiaries, any third-party stock plan administrator, and any company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.
24.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:
BlueLinx Holdings Inc.
c/o General Counsel & Corporate Secretary
1950 Spectrum Circle, Suite 300
Marietta, GA 30067

Any notice to be given under the terms of this Agreement to Participant shall be addressed to Participant at the address listed in the Company’s records. By a notice given pursuant to this Section 24, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.
25.    Venue and Choice of Law. The laws of the State of Georgia shall govern this Agreement without regard for conflicts of law rules.  If Georgia’s conflicts of law rules would otherwise apply another state’s laws, Participant agrees that Georgia law shall still govern.  The exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Georgia.  Participant hereby consents to the personal jurisdiction and venue of the state and/or federal courts located in Georgia and waives (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such Georgia courts.

26.    Effectiveness of Agreement. This Agreement shall not be effective unless and until Participant shall have signed or acknowledged this Agreement as specified herein within thirty (30) days following the Grant Date. If Participant does not satisfy this requirement, the Award will automatically become void and of no effect at midnight on the thirty-first (31st) day following the Grant Date.

BLUELINX HOLDINGS INC.

By signing below or by acknowledging this Award as evidenced by electronic means acceptable to the Committee, Participant hereby (i) acknowledges that a copy of the Plan, the Plan Prospectus and the Company’s latest annual report to stockholders or annual report on Form 10-K are available from the Company’s intranet site or upon request, (ii) represents that he or she is familiar with the terms and provisions of this Agreement and the Plan, and (iii) accepts the award of RSUs subject to all the terms and provisions of this Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions arising under the Plan. Participant authorizes the Company to withhold from any compensation payable to him including by withholding Shares, in accordance with applicable law, any taxes required to be withheld by federal, state or local law as a result of the grant or vesting of the RSUs.

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(Signature)

###PARTICIPANT_NAME### ###ACCEPTANCE_DATE###
(Printed Name) (Date)